Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

APPOINTMENT OF NEW PRESIDENT

MONDOVI, Wis., May 7, 2008 – Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that its board appointed Timothy M. Kohl to serve as its President, effective June 2, 2008.  Randolph L. Marten will remain Chairman and Chief Executive Officer.  Mr. Kohl, who joined the Company in November 2007, has over 20 years’ experience in the transportation services industry.  Mr. Kohl was previously employed by Knight Transportation, Inc. as its President from January 2004 to October 2007 and as its Secretary from October 2000 to October 2007. Mr. Kohl previously served as a director on Knight’s Board of Directors, as its Chief Financial Officer, as its Vice President of Human Resources, and as Vice President of Knight’s southeast region. Prior to his employment with Knight, Mr. Kohl was employed by Burlington Motor Carriers as Vice President of Human Resources. Prior to his employment with Burlington Motor Carriers, Mr. Kohl served as Vice President of Human Resources for J.B. Hunt.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “We are pleased to announce that our board has appointed Mr. Kohl because he is a strong addition to our leadership team. His experience in the transportation services industry will be invaluable as we focus on growing and improving our business.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.